UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 27, 2012

Commission file number 0-16718

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

STATE OF WASHINGTON	91-1366564
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

101 STEWART STREET, SUITE 700 SEATTLEWASHINGTON	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 621-1351

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Item 2.01.	Disposition of Assets

On April 27, 2012, Northland Cable Properties Seven Limited Partnership (the “Partnership”) completed the sale of the operating assets and franchise rights of its cable systems in and around the community of Toccoa, Georgia to TruVista Communications of Georgia, LLC (“TruVista”), an unaffiliated third party. The Toccoa System was sold at a price of approximately $8,900,000, of which the Partnership received approximately $7,799,000 at closing. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $890,000 will be held in escrow and released to the Partnership eighteen months from the closing of the transaction subject to indemnification claims made, if any, by the buyer pursuant to the terms of the purchase and sale agreement. Net proceeds to be received upon closing will be used to make distributions to the limited partners. Limited partners will receive a final distribution approximately eighteen months from the closing date when the escrow proceeds are released.

The Toccoa System represents approximately 4,090 basic subscribers or approximately 44% of the Partnership’s total basic subscribers served. For the three months ended March 31, 2012, the Toccoa System represented approximately 44% of the Partnership’s total revenues and approximately 31% of the Partnership’s income from operations before depreciation and loss on dispoisal of assets. The sale was made pursuant to an offer by TruVista, which was formalized in a Purchase and Sale Agreement dated October 14, 2011.

Item 9.01	Financial Statements, Pro Forma Financial Statements and Exhibits	Sequentially Numbered Page

(a)	Financial Statements

None

(b)	Pro Forma Financial Statements

None

(c)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

	By:	NORTHLAND COMMUNICATIONS CORPORATION
(Managing General Partner)

Date:5-1-12	By:	/s/ GARY S. JONES
Gary S. Jones
(President)

Date:5-1-12	By:	/s/ RICHARD I. CLARK
Richard I. Clark
(Executive Vice President)